Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $542,

A 23% INCREASE FOR THE YEAR

HAMILTON, Bermuda (February 3, 2012) — White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $542 at December 31, 2011, an increase of 23% for the year, including dividends.  On October 7, 2011, White Mountains completed the sale of Esurance and Answer Financial, which increased adjusted book value per share by $89.

Ray Barrette, Chairman and CEO, commented, “White Mountains had a very good year.  The main event was the sale of Esurance and Answer Financial at a significant premium.  Sirius Group reported breakeven underwriting results for the year, despite record catastrophe events around the world, demonstrating the strong discipline of our Sirius Group team.  The reorganization of our reinsurance operations also freed up an additional $300 million of undeployed capital and allowed for the utilization of $130 million of deferred tax assets in Luxembourg, again demonstrating the strength of our capital structure. OneBeacon had a mixed year with strong results in Specialty but losses in AutoOne and run-off.  Our investment portfolio returned 2.9%, a good result given our short duration.  We wrote down our Symetra common stock to $15 per share in the quarter due to the prolonged low interest rate environment but we continue to be pleased with Symetra’s operating performance in these difficult markets.  We repurchased approximately 647,000 shares, or 8% of the Company, at good prices and finished the year with about $2 billion of undeployed capital. We are focused on creating superior value for our shareholders from this strong capital base.”

Adjusted comprehensive income was $802 million in the fourth quarter of 2011 and $745 million in the year, compared to $81 million in the fourth quarter of 2010 and $141 million last year.  Net income was $800 million in the fourth quarter of 2011 and $768 million in the year, compared to $73 million in the fourth quarter of 2010 and $87 million last year.

OneBeacon

OneBeacon’s book value per share increased 2% for the fourth quarter of 2011 and 3% for the year, including dividends. The GAAP combined ratio was 100% for the fourth quarter of 2011 compared to 96% for the fourth quarter of last year. A detailed review of run-off expenses resulted in a $37 million (14 points) increase in run-off loss and LAE reserves, which was partially offset by a $15 million (6 points) decrease in Specialty loss and LAE reserves. The Specialty GAAP combined ratio was 85% compared to 93% last year.

The GAAP combined ratio for 2011 was 96% compared to 100% for 2010. The decrease was due to a 4 point decrease in the loss and LAE ratio, primarily related to improved current accident year results as there was no net loss reserve development in 2011. The GAAP combined ratio for 2010 included 4 points of favorable loss reserve development.  The Specialty GAAP combined ratio was 92% compared to 94% last year.

Adjusted comprehensive income in the fourth quarter and the year was reduced by an $11 million after-tax decrease in the overfunded status of the pension plan, driven by a decline in value of the investment assets in the plan.  Adjusted comprehensive income in the year also includes the impact of an $8 million after-tax loss related to the repurchase and retirement of a portion of OneBeacon’s senior notes and a $19 million after-tax loss on the sale of AutoOne.

Mike Miller, CEO of OneBeacon, said, “Our financial results in the quarter were disappointing due to a number of negative items outside of our core Specialty business.  Our bottom line was hurt by an increase in our run-off reserves, principally for ULAE, and by a decrease in the level of overfunding of our pension plan.  Our Specialty results were quite strong at an 85% combined ratio for the quarter and 92% for the year, with good net premium growth of 12% and 8%, respectively. Investment results were solid given the positioning of our portfolio. We enter 2012 with a profitable and growing Specialty business and a strong balance sheet in what we hope will be a continued improving market.”

Net written premiums grew 11% for the fourth quarter of 2011 to $241 million, and decreased 8% for 2011 to $1,063 million.  The decrease in 2011 net written premiums reflects the sale of the Personal Lines business in July 2010. Specialty premiums were up 12% for the quarter and 8% for 2011.

Sirius Group

Sirius Group’s GAAP combined ratio was 88% for the fourth quarter of 2011 compared to 71% for the fourth quarter of last year.  The increase was primarily due to higher catastrophe losses and lower favorable loss reserve development.  Catastrophe losses impacted the combined ratio by 13 points for the fourth quarter of 2011 compared to 8 points for the fourth quarter of last year.  Catastrophe losses recorded in the fourth quarter of 2011 included $34 million (15 points) from flooding in Thailand partially offset by a $9 million (4 points) reduction in estimate for the Japan earthquake and tsunami that occurred earlier in the year.  Favorable loss reserve development for the fourth quarter of 2011 was 6 points compared to 14 points last year.

The GAAP combined ratio for 2011 was 100% compared to 94% for 2010.  Catastrophe losses impacted the combined ratio by 24 points compared to 23 points for 2010.  In 2011, catastrophe losses were primarily composed of $81 million (9 points) in losses from the Japan earthquake and tsunami and $51 million (6 points) in losses from New Zealand earthquakes, while catastrophe losses for 2010 were primarily from the Chile and New Zealand earthquakes and Deepwater Horizon.  Favorable loss reserve development for 2011 was 5 points compared to 7 points for 2010.

Allan Waters, CEO of Sirius Group, said, “We are satisfied to report a breakeven GAAP combined ratio for the year despite record economic and near-record insured losses from 2011 catastrophes.  Our disciplined risk management and reserving served us well.  This loss activity and major model changes are firming property markets, and we are growing our book moderately.  Certain other lines saw increased competition during the recent renewal season, and we reduced our exposures where appropriate.  White Mountains Solutions closed its latest acquisition, adding a $7 million gain to Sirius Group’s 2011 bottom line.  The Sirius Group is in good shape with a strong balance sheet and patient capital, ready to take advantage of opportunities as they emerge.”

Gross and net written premiums increased 14% for the fourth quarter of 2011 over the fourth quarter of last year, while gross written premiums were up 5% and net written premiums were up 6% for 2011 versus last year.  The increases for the fourth quarter and full year of 2011 were driven primarily by increases in accident and health and trade credit written premiums.

During the fourth quarter of 2011, White Mountains recorded a $130 million tax benefit from the reduction of GAAP valuation allowances on certain deferred tax assets as a result of the reorganization of the Sirius Group. In connection with the reorganization, which included the Sirius Group’s acquisition of a Luxembourg holding company from OneBeacon in January 2012, internal debt was contributed to holding companies that had large deferred tax assets offset by full valuation allowances.  Because the reorganization created a future stream of income for these holding companies, White Mountains was required to reduce the valuation allowances by $130 million.  White Mountains also recorded a reclassification of $3 million of equity from White Mountains’ common shareholders’ equity to non-controlling interest, which represents OneBeacon’s minority shareholders’ portion of the excess of the purchase price over the net assets of the Luxembourg holding company.  In total, the tax benefit and reclassification increased adjusted book value per share by approximately $17.

Other Operations

White Mountains’ Other Operations segment reported pre-tax loss of $11 million in the fourth quarter of 2011 and $103 million of pre-tax loss in the year, compared to $24 million of pre-tax income in the fourth quarter of 2010 and $100 million of pre-tax loss in last year.  The increase in pre-tax loss for the fourth quarter was driven by higher losses from WM Life Re, lower mark-to-market gains on the Symetra warrants and higher incentive compensation expenses due to the higher share price, partially offset by higher net investment gains.

WM Life Re reported pre-tax loss of $17 million in the fourth quarter of 2011 and $27 million of pre-tax loss in the year compared to $4 million of pre-tax income in the fourth quarter of 2010 and $61 million of pre-tax loss in last year.  The fourth quarter and full year of 2011 included approximately $12 million of losses from changes in assumptions used to calculate the value of WM Life Re’s liabilities, including a $7 million loss due to lower surrender assumptions.  2010 included $48 million in losses from reductions in surrender assumptions.  The value of White Mountains’ investment in Symetra warrants increased $5 million in the fourth quarter of 2011 and decreased $25 million in the year compared to an increase of $20 million in the fourth quarter of 2010 and a decrease of $1 million in last year.

Symetra Write-Down

White Mountains recorded a GAAP other-than-temporary impairment write-down on its investment in Symetra common shares during the fourth quarter of 2011.  The write-down reduced adjusted book value per share by approximately $6 and was recorded through equity in earnings (losses) of unconsolidated affiliates and change in equity in net unrealized gains (losses) of unconsolidated affiliates.  White Mountains concluded that the accounting impairment on its investment in Symetra common shares existed due to the prolonged low interest rate environment in which life insurance companies currently operate and not from reasons specific to Symetra itself.  As a result, White Mountains does not believe that the accounting impairment equates to an impairment in Symetra’s long-term intrinsic business value.

White Mountains is required to account for its investment in Symetra common shares at its equity method accounting value, or if this value is impaired, at fair value as determined under GAAP.  GAAP does not permit White Mountains to use mark-to-market accounting on its investment in Symetra common shares. White Mountains now holds its investment in Symetra common shares at $15 per share, which it believes is a reasonable estimate of its GAAP fair value.  White Mountains believes that the $15 per share value is a conservative estimate of the amount that could be received in a private market transaction and approximates the adjusted statutory book value (i.e., statutory surplus plus asset valuation reserve) of Symetra’s regulated life insurance companies, plus the GAAP book value of its non-life insurance companies, less holding company debt.  This amount does not include the actuarial value of Symetra’s inforce or future new business.  The $15 per share value is above Symetra’s quoted market share price of $9 per share at December 31, 2011 but below the $18 per share equity accounting value excluding equity in net unrealized gains and losses on Symetra’s fixed maturity investments, the methodology previously used by White Mountains in its calculation of adjusted book value per share.

Investment Activities

The GAAP total return on invested assets for the fourth quarter and full year of 2011 was 1.2% and 2.9%.  Currency translation did not impact the fourth quarter of 2011, while the full year of 2011 included 0.2% of currency losses. The GAAP total return for the fourth quarter and full year of 2010 was 0.5% and 5.0%.  Currency translation did not impact the fourth quarter of 2010, while the full year of 2010 included 0.5% of currency gains.

Manning Rountree, President of White Mountains Advisors, said, “2011 was a challenging year.  Markets generally ran contrary to our portfolio positioning. Bonds rallied to historic levels; equities produced low returns and high volatility; and the U.S. dollar appreciated sharply in the second half of 2011.  Our fixed income portfolio produced solid absolute returns but trailed the longer duration benchmarks.  Equities produced meager absolute returns, lagging the S&P 500.  We reduced foreign currency exposure aggressively in the second half of the year, limiting our currency losses as the dollar strengthened.  We enter 2012 in solid shape.  Fixed income duration remains short at 2.2 years, and credit quality remains strong. Equities represent roughly 14% of the portfolio, a number we expect to continue to increase opportunistically.”

Capital Management

White Mountains estimates that its undeployed capital grew from about $1.1 billion at the end of 2010 to about $2 billion at December 31, 2011.  White Mountains repurchased and retired 646,502 of its common shares for $253 million in 2011 at an average price per share of $391.  White Mountains repurchased and retired 52,862 shares for $23 million in the fourth quarter of 2011 at an average share price of $441, or approximately 81% of White Mountains’ December 31, 2011 adjusted book value per share.

David Foy, Executive Vice President and CFO, commented, “The Esurance transaction and reorganization of our reinsurance operation grew our undeployed capital dramatically during 2011.  We opportunistically repurchased over $250 million of our shares during the year at an average of less than $400 per share.  Though the share price has moved up significantly, it is still well under adjusted book value per share and, therefore, we are likely to continue repurchasing shares in 2012.  We will measure the value of new opportunities against the value and availability of the Company’s shares.”

Discontinued Operations

On October 7, 2011, White Mountains completed the sale of Esurance and Answer Financial to The Allstate Corporation for cash equal to $700 million plus the tangible book value at closing of the entities being sold and recorded a gain of $678 million.  During the third quarter of 2011, OneBeacon agreed to sell its AutoOne business to Interboro Holdings, Inc. and recorded a charge of $19 million after-tax in 2011 for the estimated loss on the sale. As a result of these transactions, the Esurance, Answer Financial and AutoOne businesses and related transaction gains and losses are reported in discontinued operations in White Mountains’ GAAP financial statements.

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-K with the Securities and Exchange Commission on or before February 29, 2012 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’ common shareholders.  The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’ common shareholders is included on page 8.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                  change in adjusted book value per share or return on equity;

•                  business strategy;

•                  financial and operating targets or plans;

•                  incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                  expansion and growth of our business and operations; and

•                  future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                  the risks associated with Item 1A of White Mountains’ 2010 Annual Report on Form 10-K;

•                  claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•                  the continued availability of capital and financing;

•                  general economic, market or business conditions;

•                  business opportunities (or lack thereof) that may be presented to it and pursued;

•                  competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                  changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•                  an economic downturn or other economic conditions adversely affecting its financial position;

•                  recorded loss reserves subsequently proving to have been inadequate;

•                  actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•                  other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	December 31,	September 30,	December 31,
	2011	2011	2010
Assets

Fixed maturity investments	$6,221.9	$5,287.7	$5,786.1
Short-term investments	846.0	772.8	975.3
Common equity securities	755.0	669.8	667.0
Convertible fixed maturity investments	143.8	140.5	143.0
Other long-term investments	301.3	328.8	372.1

Total investments	8,268.0	7,199.6	7,943.5

Cash	705.4	557.7	395.0
Reinsurance recoverable on unpaid losses	2,507.3	2,581.2	2,344.0
Reinsurance recoverable on paid losses	30.5	30.9	63.1
Insurance and reinsurance premiums receivable	489.2	644.8	532.5
Funds held by ceding companies	106.5	131.6	118.7
Investments in unconsolidated affiliates	275.3	458.6	389.7
Deferred acquisition costs	187.0	202.9	176.1
Deferred tax asset	536.9	431.7	431.9
Ceded unearned insurance and reinsurance premiums	87.3	104.4	184.0
Accounts receivable on unsettled investment sales	4.7	20.3	39.5
Assets held for sale	132.6	1,399.5	1,122.8
Other assets	733.3	818.5	793.3

Total assets	$14,064.0	$14,581.7	$14,534.1

Liabilities

Loss and loss adjustment expense reserves	$5,702.3	$5,882.0	$5,736.8
Unearned insurance and reinsurance premiums	846.9	976.4	938.7
Debt	671.2	669.0	818.8
Deferred tax liability	365.5	360.6	373.2
Ceded reinsurance payable	134.6	188.3	221.1
Funds held under reinsurance treaties	42.9	39.3	85.8
Accounts payable on unsettled investment purchases	34.6	57.1	22.3
Liabilities held for sale	107.6	909.4	751.5
Other liabilities	1,490.5	1,480.5	1,325.1

Total liabilities	9,396.1	10,562.6	10,273.3

White Mountains’ common shareholders’ equity

White Mountains’ common shares and paid-in surplus	1,261.3	1,270.4	1,359.0
Retained earnings	2,789.7	2,004.0	2,175.6
Accumulated other comprehensive income (loss), after tax:
Equity in net unrealized gains from Symetra’s fixed maturity portfolio, net of applicable taxes	—	135.7	58.5
Net unrealized foreign currency translation gains and other	36.7	34.6	59.9

Total White Mountains’ common shareholders’ equity	4,087.7	3,444.7	3,653.0

Noncontrolling interests
Noncontrolling interest - OneBeacon Ltd.	273.1	269.8	295.0
Noncontrolling interest - Sirius Group preference shares	250.0	250.0	250.0
Noncontrolling interest - consolidated limited partnerships and A.W.G Dewar	57.1	54.6	62.8

Total noncontrolling interests	580.2	574.4	607.8

Total equity	4,667.9	4,019.1	4,260.8

Total liabilities and equity	$14,064.0	$14,581.7	$14,534.1

WHITE MOUNTAINS INSURANCE GROUP, LTD.

GAAP BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE

(Unaudited)

	December 31,	September 30,	December 31,	September 30,
	2011	2011	2010	2010
Book value per share numerators (in millions):

White Mountains’ common shareholders’ equity - GAAP book value per share numerator	$4,087.7	$3,444.7	$3,653.0	$3,667.8
Equity in net unrealized gains from Symetra’s fixed maturity portfolio, net of applicable taxes	—	(135.7)	(58.5)	(110.9)
Adjusted book value per share numerator (1)	$4,087.7	$3,309.0	$3,594.5	$3,556.9

Book value per share denominators (in thousands of shares):

Common shares outstanding - GAAP book value per share denominator	7,577.9	7,630.7	8,194.9	8,343.1
Unearned restricted common shares	(37.6)	(44.5)	(36.5)	(47.7)
Adjusted book value per share denominator (1)	7,540.3	7,586.2	8,158.4	8,295.4

GAAP book value per share	$539.43	$451.42	$445.76	$439.62
Adjusted book value per share	$542.11	$436.18	$440.59	$428.79

(1) Excludes out of-the-money stock options.

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Earned insurance and reinsurance premiums	$491.1	$478.9	$1,927.8	$2,251.8
Net investment income	46.4	51.5	184.5	208.9
Net realized and unrealized investment gains	44.5	(22.1)	122.8	82.6
Other revenue	11.6	44.5	(57.0)	23.4

Total revenues	593.6	552.8	2,178.1	2,566.7
Expenses:
Loss and loss adjustment expenses	292.9	213.3	1,206.9	1,389.2
Insurance and reinsurance acquisition expenses	103.8	108.2	400.0	479.1
Other underwriting expenses	67.6	87.0	279.1	332.9
General and administrative expenses	52.8	33.4	167.0	146.6
Accretion of fair value adjustment to loss and lae reserves	2.1	2.2	8.3	8.5
Interest expense on debt	16.4	13.1	55.2	57.3

Total expenses	535.6	457.2	2,116.5	2,413.6

Pre-tax income	58.0	95.6	61.6	153.1

Income tax (expense) benefit	124.6	(6.6)	122.7	(16.9)

Net income from continuing operations	182.6	89.0	184.3	136.2
Gain on sale of Esurance and AFI	677.5	—	677.5	—
Net loss on sale of AutoOne, net of tax	(1.0)	—	(19.2)	—
Net loss from discontinued operations, net of tax	(2.3)	(7.8)	(13.0)	(6.6)
Income before equity in earnings of unconsolidated affiliates	856.8	81.2	829.6	129.6
Equity in (losses) earnings of unconsolidated affiliates	(36.3)	8.3	(20.2)	9.9

Net income	820.5	89.5	809.4	139.5
Net income attributable to noncontrolling interests	(20.3)	(16.6)	(41.5)	(53.0)
Net income attributable to White Mountains’ common shareholders	800.2	72.9	767.9	86.5

Comprehensive income (loss), net of tax:
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates	(135.7)	(52.9)	(58.5)	73.5
Change in foreign currency translation and other	(.7)	10.2	(26.0)	56.1

Comprehensive income	663.8	30.2	683.4	216.1
Comprehensive loss attributable to noncontrolling interests	2.8	(1.7)	2.8	(1.7)
Comprehensive income attributable to White Mountains’ common shareholders	666.6	28.5	686.2	214.4

Change in equity in net unrealized losses (gains) from Symetra’s fixed maturity portfolio	135.7	52.4	58.5	(73.5)

Adjusted comprehensive income	$802.3	$80.9	$744.7	$140.9

Basic earnings (loss) per common share - continuing operations	$16.54	$9.77	$15.56	$10.89
Basic earnings (loss) per common share - discontinued operations	88.50	(.94)	81.88	(.77)

Diluted earnings (loss) per common share - continuing operations	$16.54	$9.77	$15.56	$10.89
Diluted earnings (loss) per common share - discontinued operations	88.50	(.94)	81.88	(.77)

Dividends declared and paid per common share	$—	$—	$1.00	$1.00

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Three Months Ended December 31, 2011

		Sirius
	OneBeacon	Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$264.3	$226.8	$—	$491.1
Net investment income	15.6	21.6	9.2	46.4
Net realized and unrealized investment gains (losses)	23.9	(.7)	21.3	44.5
Other revenue - foreign currency translation gain	—	3.7	—	3.7
Other revenue - Tuckerman Fund I	—	—	5.4	5.4
Other revenue - Symetra warrants	—	—	4.8	4.8
Other revenue	(.1)	7.4	(9.6)	(2.3)

Total revenues	303.7	258.8	31.1	593.6

Expenses:
Loss and loss adjustment expenses	166.0	126.9	—	292.9
Insurance and reinsurance acquisition expenses	57.9	45.9	—	103.8
Other underwriting expenses	41.2	26.4	—	67.6
General and administrative expenses - Tuckerman Fund I	—	—	6.8	6.8
General and administrative expenses	2.4	8.7	34.9	46.0
Accretion of fair value adjustment to loss and lae reserves	—	2.1	—	2.1
Interest expense on debt	4.1	12.0	.3	16.4

Total expenses	271.6	222.0	42.0	535.6

Pre-tax income (loss)	$32.1	$36.8	$(10.9)	$58.0

For the Three Months Ended December 31, 2010

		Sirius
	OneBeacon	Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$269.2	$209.7	$—	$478.9
Net investment income	21.7	25.2	4.6	51.5
Net realized and unrealized investment gains (losses)	(5.0)	(23.5)	6.4	(22.1)
Other revenue - foreign currency translation gain	—	(.3)	—	(.3)
Other revenue - Tuckerman Fund I	—	—	4.9	4.9
Other revenue - Symetra warrants	—	—	20.2	20.2
Other revenue	7.7	(.2)	12.2	19.7

Total revenues	293.6	210.9	48.3	552.8

Expenses:
Loss and loss adjustment expenses	138.9	74.4	—	213.3
Insurance and reinsurance acquisition expenses	63.3	44.9	—	108.2
Other underwriting expenses	56.5	30.5	—	87.0
General and administrative expenses - Tuckerman Fund I	—	—	4.4	4.4
General and administrative expenses	3.6	6.2	19.2	29.0
Accretion of fair value adjustment to loss and lae reserves	—	2.2	—	2.2
Interest expense on debt	6.2	6.5	.4	13.1

Total expenses	268.5	164.7	24.0	457.2

Pre-tax income	$25.1	$46.2	$24.3	$95.6

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Year Ended December 31, 2011

		Sirius
	OneBeacon	Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,015.5	$912.3	$—	$1,927.8
Net investment income	71.4	89.9	23.2	184.5
Net realized and unrealized investment gains	10.6	101.9	10.3	122.8
Other revenue - foreign currency translation loss	—	(54.2)	—	(54.2)
Other revenue - Tuckerman Fund I	—	—	24.3	24.3
Other revenue - Symetra warrants	—	—	(24.5)	(24.5)
Other revenue	(10.7)	9.6	(1.5)	(2.6)

Total revenues	1,086.8	1,059.5	31.8	2,178.1

Expenses:
Loss and loss adjustment expenses	580.9	626.0	—	1,206.9
Insurance and reinsurance acquisition expenses	219.0	181.0	—	400.0
Other underwriting expenses	173.3	105.8	—	279.1
General and administrative expenses - Tuckerman Fund I	—	—	23.5	23.5
General and administrative expenses	9.8	25.8	107.9	143.5
Accretion of fair value adjustment to loss and lae reserves	—	8.3	—	8.3
Interest expense on debt	20.5	31.6	3.1	55.2

Total expenses	1,003.5	978.5	134.5	2,116.5

Pre-tax income (loss)	$83.3	$81.0	$(102.7)	$61.6

For the Year Ended December 31, 2010

		Sirius
	OneBeacon	Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,403.9	$847.9	$—	$2,251.8
Net investment income	96.6	96.5	15.8	208.9
Net realized and unrealized investment gains	74.6	(9.8)	17.8	82.6
Other revenue - foreign currency translation gain	—	22.6	—	22.6
Other revenue - Tuckerman Fund I	—	—	23.3	23.3
Other revenue - Symetra warrants	—	—	(1.4)	(1.4)
Other revenue	9.6	13.3	(44.0)	(21.1)

Total revenues	1,584.7	970.5	11.5	2,566.7

Expenses:
Loss and loss adjustment expenses	858.2	531.0	—	1,389.2
Insurance and reinsurance acquisition expenses	311.6	167.5	—	479.1
Other underwriting expenses	233.1	99.8	—	332.9
General and administrative expenses - Tuckerman Fund I	—	—	20.6	20.6
General and administrative expenses	13.0	23.1	89.9	126.0
Accretion of fair value adjustment to loss and lae reserves	—	8.5	—	8.5
Interest expense on debt	29.6	26.6	1.1	57.3

Total expenses	1,445.5	856.5	111.6	2,413.6

Pre-tax income (loss)	$139.2	$114.0	$(100.1)	$153.1

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF RATIOS AND PREMIUMS

(Dollars in millions)

(Unaudited)

	Three Months Ended December 31, 2011			Three Months Ended December 31, 2010
	Other			Other
OneBeacon	Specialty	Ins Ops (1)	Total	Specialty	Ins Ops	Total
GAAP Ratios
Loss and LAE	48%	n/m	63%	52%	47%	52%
Expense	37%	n/m	37%	41%	91%	44%
Combined	85%	n/m	100%	93%	138%	96%

Net written premiums	$241.2	$(0.6)	$240.6	$216.4	$(0.4)	$216.0
Earned premiums	$264.2	$0.1	$264.3	$252.5	$16.7	$269.2

	Year Ended December 31, 2011			Year Ended December 31, 2010
	Other			Other
OneBeacon	Specialty	Ins Ops (1)	Total	Specialty	Ins Ops	Total
GAAP Ratios
Loss and LAE	54%	n/m	57%	55%	75%	61%
Expense	38%	n/m	39%	39%	40%	39%
Combined	92%	n/m	96%	94%	115%	100%

Net written premiums	$1,062.7	$0.2	$1,062.9	$988.0	$171.0	$1,159.0
Earned premiums	$1,012.1	$3.4	$1,015.5	$979.2	$424.7	$1,403.9

(1) For the 2011 periods, OneBeacon’s Other Insurance Operations consist of business in run-off.  Accordingly, GAAP ratios are not meaningful.

	Three Months Ended		Year Ended
	December 31,		December 31,
Sirius Group	2011	2010	2011	2010
GAAP Ratios
Loss and LAE	56%	35%	69%	63%
Expense	32%	36%	31%	31%
Combined	88%	71%	100%	94%

Gross written premiums	$183.9	$161.4	$1,128.1	$1,079.1
Net written premiums	$148.2	$129.6	$915.7	$865.8
Earned premiums	$226.8	$209.7	$912.3	$847.9

(end)